Exhibit 99.1

    Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--July 26, 2007--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $7.9 million ($.55 diluted EPS) on revenue of $137.6 million for its second quarter ended June 30, 2007, compared to net income of $5.7 million ($.41 diluted EPS) on revenue of $89.5 million for the second quarter ended June 30, 2006. Net income for the first six months of 2007 was $12.3 million ($.86 diluted EPS) on revenue of $246.9 million, compared to net income of $7.6 million ($.55 diluted EPS) on revenue of $146.5 million for the first six months of 2006.

    The company had a revenue backlog of $308.4 million and a labor backlog of approximately 3.0 million man-hours remaining to work, which consist of work remaining at June 30, 2007 and commitments received since June 30, 2007.



                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
Cash and short-term investments                 $   7,027    $  10,302
Total current assets                              130,499       94,765
Property, plant and equipment, at cost, net       166,024      155,440
Total assets                                      297,303      251,448
Total current liabilities                          77,438       40,214
Debt                                                    0            0
Shareholders' equity                              211,379      200,756
Total liabilities and shareholders' equity        297,303      251,448


    The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow July 27, 2007 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended June 30, 2007. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.478.6251. A digital rebroadcast of the call is available two hours after the call and ending August 3, 2007 by dialing 1.888.203.1112, replay passcode:
8704691.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs, FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLP's , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.



                    GULF ISLAND FABRICATION, INC.
            CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands, except per share data)


                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                --------- -------- --------- ---------

Revenue                         $137,572  $89,508  $246,945  $146,486
Cost of revenue                  123,429   78,994   224,292   131,958
                                --------- -------- --------- ---------
Gross profit                      14,143   10,514    22,653    14,528
General and administrative
 expenses                          2,810    2,040     5,117     4,202
                                --------- -------- --------- ---------
Operating income                  11,333    8,474    17,536    10,326

Other income (expense):
  Interest expense                    (8)    (112)      (19)     (289)
  Interest income                    161       48       280       173
  Other                               (1)       2        (5)      985
                                --------- -------- --------- ---------
                                     152      (62)      256       869
                                --------- -------- --------- ---------

Income before income taxes        11,485    8,412    17,792    11,195

Income taxes                       3,624    2,734     5,516     3,638
                                --------- -------- --------- ---------


Net income                        $7,861   $5,678   $12,276    $7,557
                                ========= ======== ========= =========




Per share data:
   Basic earnings per share:       $0.56    $0.41     $0.87     $0.55
                                ========= ======== ========= =========

   Diluted income per share:       $0.55    $0.41     $0.86     $0.55
                                ========= ======== ========= =========


      Weighted-average shares     14,152   13,916    14,140    13,641
      Effect of dilutive
       securities: employee
       stock options                 121       85       126       119
                                --------- -------- --------- ---------
      Adjusted weighted-average
       shares                     14,273   14,001    14,266    13,760
                                ========= ======== ========= =========

Depreciation and amortization
 included in expense above        $3,492   $3,067    $6,918    $5,936
                                ========= ======== ========= =========

Cash dividend declared per
 common share                      $0.10   $0.075     $0.20     $0.15
                                ========= ======== ========= =========

    CONTACT: Kerry J. Chauvin, 985-872-2100
             Chief Executive Officer
             or
             Joseph "Duke" Gallagher, 985-872-2100
             Chief Financial Officer